Exhibit 10.6

SECOND AMENDMENT

TO

SUBURBAN PROPANE RETIREMENT SAVINGS & INVESTMENT PLAN

Pursuant to Article XI of the Suburban Propane Retirement Savings & Investment Plan effective January 1, 2013, said Plan is amended, effective as of January 1, 2016, as follows:

FIRST:	Article II of the Plan is restated in its entirety, as attached hereto.
SECOND:	In all other respects, the Plan is ratified and approved.

IN WITNESS WHEREOF, the duly authorized Members of the Benefits Administration Committee have adopted this amendment this 1st day of February, 2016.

Michael Kuglin	Steven C. Boyd

A. Davin D’Ambrosio	Sandra N. Zwickel

Mark Wienberg

ARTICLE II ‑ PARTICIPATION

2.01 Date of Participation:  Each Eligible Employee shall become a Participant in the Plan as of his Employment Commencement Date.  On, or as soon as administratively feasible after, his Date of Participation, the Participant shall complete a salary deferral agreement (unless deemed to have made an election pursuant to Section 3.14), make an investment election as provided in Section 4.04, and designate a Beneficiary.  Each current Participant in the Plan shall remain a Participant.

Each Eligible Employee who was employed by Inergy Propane, LLC or Inergy Sales & Service, Inc. immediately prior to the closing of the transaction contemplated by the Contribution Agreement by and among Inergy, L.P.,  Inergy GP, LLC, Inergy Sales & Service, Inc. and Suburban Propane Partners, L.P. dated April 25, 2012, shall become a Participant as of such closing date; each Eligible Employee who was employed by Inergy Propane, LLC or Inergy Sales & Service, Inc. but was on an approved leave of absence as of such closing date shall become a Participant as of the date on which he or she returns from such leave, provided that the return occurs within six months after the leave of absence commenced.

2.02 Leaves of Absence:

(a)Temporary Absence:  A temporary break in the continuity of employment for approved leave of absence, temporary lay-off or service on jury duty shall not be considered to be a termination of employment or result in a One-Year Break in Service, provided that the absence does not exceed 12 months and provided that the Participant returns to his employment with the Employer after such absence.  If the Participant does not return to active employment with the Employer after such absence, the Participant shall be deemed to have terminated his employment as of the date the approved absence ends.

(b)Qualified Military Service: A leave of absence for Qualified Military Service shall not be deemed to be a termination of employment and shall not result in a One Year Break in Service, provided that (i) the Participant returns to his employment with the Employer within 14 days of completion of the Qualified Military Service, if the leave of absence was less than 181 days in duration, within 90 days of completion of the Qualified Military Service, if the leave of absence was more than 180 days in duration, or within such other time period as may be provided by law, (ii) as to any such leave of absence which was more than 30 days in duration, the Participant furnishes proof of his Qualified Military Service upon request by the Employer, and (iii) the cumulative length of the leave of absence and all prior absences from employment with the Employer because of uniformed service obligations does not exceed 5 years, unless otherwise required by law.  If the Participant does not return to active employment with the Employer within the required period, he shall be deemed to have terminated employment at the time his leave of absence commenced.  If the Participant returns to active employment with the Employer within the required period, the Employer shall allocate to the Participant’s account the amount of any missed Employer contributions, but no forfeitures or earnings, to which the Participant is entitled based upon the Participant’s Compensation, as defined in Section 1.04, during that period of absence.  For purposes of the limitations imposed by Code Section 415, as

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referenced in Appendix I, any contribution which is allocated to the account of the Participant, as provided herein, shall be counted only for the Limitation Year to which such contribution relates.

2.03 Participation After One Year Break in Service:

(a)In the event an Eligible Employee incurs a One Year Break in Service prior to becoming a Participant, he shall be treated thereafter as a new Employee for purposes of participation under Section 2.01.

(b)In the event a Participant incurs a One Year Break in Service, he shall resume participation in this Plan as of his Employment Commencement Date following the One Year Break in Service.

2.04 Employees Ineligible for Participation:  Notwithstanding any provision in this Article to the contrary, and unless expressly agreed otherwise, no Employee who is a member of a unit of Employees covered by a collective bargaining agreement between employee representatives and one or more employers shall be eligible for participation in this Plan, provided that there is evidence that retirement benefits were the subject of good faith bargaining between employee representatives and such employer or employers.  In addition, Leased Employees shall be ineligible for participation in the Plan.

Individuals who become Employees as a result of an asset or stock acquisition, merger, or similar transaction involving a change in the employer of the employees of a trade or business shall not be eligible for participation in the Plan until the first day of the Plan Year beginning after the effective date of the transaction unless otherwise provided in the transactional documents and/or confirmed by resolution of the Benefits Administration Committee as Plan Administrator.

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2.05 Change in Eligibility Status:

(a) In the event that an Employee who has been ineligible for participation under Section 2.04 subsequently becomes eligible by reason of a change in status to a category of employment eligible for participation, he shall commence participation as of the date of the change in his status, provided that he has satisfied the conditions of Section 2.01.  If, as of the date of the change in his status, he has not satisfied the conditions of Section 2.01, his participation shall commence as of his Date of Participation, as defined in Sections 1.05 and 2.01.

(b) In the event a Participant becomes ineligible for continued participation by reason of a change in status to a category of employment ineligible for participation, except as provided in Section 2.05(c) below, he shall cease to be an Eligible Employee as of the date immediately preceding his change in status and shall remain a Participant in this Plan only to the extent that, and for so long as, an account balance is maintained in the Plan for his benefit.

(c) Under this Section, it is contemplated that an Employee’s status may change in the course of a particular Plan Year.  To the extent that the Employee remains a Participant eligible to share in any Employer contribution for such year, in accordance with provisions of Section 4.01, all Hours of Service shall be aggregated, and all wages and other compensation shall be apportioned, such that the individual neither shall be deprived of any benefit nor receive a duplication of benefits.

(d) Upon a change to ineligible status by any Participant hereunder, that Employee’s accounts shall remain within the Trust.  The Employee’s accounts shall be credited or charged, as the case may be, with gains and losses, as provided in Section 4.03, until such time as the Employee becomes entitled to benefits in accordance with the provisions of Article V.

2.06 Reclassification of Independent Contractor:  In the event an individual, who has been ineligible for participation in this Plan by virtue of having been classified by the Employer as an independent contractor, shall be reclassified, by the Employer or otherwise, as an Employee, such individual shall become a Participant in the Plan, following such reclassification,  in accordance with the provisions of Section 2.01, unless such Employee shall be ineligible for participation, in accordance with the provisions of Section 2.04.  In no event, however, shall such an Employee become a Participant in the Plan prior to the date on which he is reclassified as an Employee, notwithstanding any retroactive effect of such reclassification.

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